Contacts: Steven E. Brady, President and CEO Donald F. Morgenweck, CFO (609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 3rd Quarter Earnings

Ocean City, New Jersey – November 02, 2011 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,215,000, or $0.18 per diluted share, for the quarter ended September 30, 2011, as compared to $1,441,000, or $0.21 per diluted share, for the quarter ended September 30, 2010.  Net income for the nine months ended September 30, 2011 was $3,577,000, or $0.52 per diluted share, as compared to $4,016,000, or $0.59 per diluted share, for the same period in 2010.  Results reflect after tax expenses of $294,000 during the third quarter and $538,000 for the first nine months of 2011 associated with the acquisition of CBHC Financialcorp, Inc and its subsidiary Select Bank, compared to no activity during the same periods in 2010.  The acquisition closed on August 1, 2011.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of twelve full-service banking offices in eastern New Jersey.

"We are very pleased to welcome the customers of Select Bank to Ocean City Home Bank," said Steven E. Brady, President and CEO. "We completed the systems conversion and the integration of offices in mid-September, so now all of our customers are able to utilize our full branch network, which has expanded to 12 locations.  With this acquisition, the Company has surpassed the $1.0 billion mark in total assets."

Balance Sheet Review

Total assets grew $181.8 million, or 21.6%, to $1,021.6 million at September 30, 2011 from December 31, 2010 including $123.6 million in net assets acquired from Select Bank.  Loans receivable, net, increased $83.6 million, or 12.7%, to $743.9 million.  The increase in loans receivable resulted from $82.9 million of loans acquired from Select Bank.  Cash and cash equivalents increased $64.2 million to $175.0 million including $38.8 million acquired from Select Bank.  Investments and mortgage-backed securities increased $26.0 million, or 109.4%, to $49.7 million.  The increase resulted from $20.0 million in purchases of agency securities and $6.0 million of investments acquired from Select Bank.

Deposits grew $177.2 million, or 29.4%, to $780.6 million at September 30, 2011 from December 31, 2010 including $122.7 million of deposits acquired from Select Bank.  Additionally, core deposits grew $71.8 million during 2011 offset by a decrease in time deposits of $17.3 million.  Total borrowings remained unchanged at $125.5 million, including $110.0 million of FHLB advances.

Asset Quality

The provision for loan losses totaled $141,000 for the third quarter of 2011 compared to $125,000 for the third quarter of 2010 and $128,000 for the second quarter of 2011.  The provision decreased to $344,000 for the first nine months of 2011 compared to $816,000 for the same period in 2010.  The allowance for loan losses was $4.1 million, or 0.55% of total loans, at September 30, 2011 compared to $4.0 million, or 0.60% of total loans, at December 31, 2010 and $4.0 million, or 0.59% of total loans, at September 30, 2010.  The Company experienced $213,000 in charge-off activity for the first nine months of 2011 compared to $310,000 during the same period in 2010.

Non-performing assets totaled $5.3 million, or 0.52% of total assets, at September 30, 2011, compared to $5.3 million, or 0.79% of total assets, at December 31, 2010 and $4.1 million, or 0.48% of total assets, at September 30, 2010.  Non-performing assets consisted of fourteen residential mortgages totaling $4.4 million, two commercial mortgages totaling $240,000, two commercial loans totaling $118,000, three consumer equity loans totaling $264,000 and two real estate owned properties totaling $313,000.  Specific reserves recorded for these loans at September 30, 2011 were $930,000.

Income Statement Analysis

Net interest income increased $837,000, or 14.1%, to $6.8 million for the third quarter of 2011 compared to $5.9 million in the third quarter of 2010.  Net interest margin increased 16 basis point in the quarter ended September 30, 2011 to 3.55% from 3.39% for the quarter ended September 30, 2010.  On a linked-quarter basis, net interest margin increased 6 basis points from 3.49% in the second quarter of 2011.  The increase in net interest income for the third quarter was the result of an increase in average interest-earning assets of $63.4 million and a decrease of 46 basis points in the average cost of interest-bearing liabilities to 1.66% from 2.12% offset by a decrease of 16 basis points in the average yield on interest-earning assets to 5.24% from 5.40% and an increase in average interest-bearing liabilities of $115.3 million.

Net interest income increased $940,000, or 5.2%, for the first nine months of 2011 to $18.9 million compared to the same period in the prior year.  An increase in net interest margin of 6 basis points to 3.50% from 3.44% was the result of an increase in average interest-earning assets of $23.9 million and a decrease of 47 basis points in the average cost of interest bearing liabilities to 1.71%, offset by an increase in average interest bearing liabilities of $86.6 million and a decrease of 23 basis points in the average yield on earning assets to 5.22%.

Other income increased $98,000 and $68,000 to $934,000 and $2.6 million, for the third quarter and first nine months of 2011, respectively, compared to the same periods in 2010.  The increase in other income resulted from increases in deposit and loan account fees and debit card commissions offset by decreases in cash surrender value of life insurance over the prior period.

Other expenses increased $1.2 million, or 27.8%, to $5.5 million for the third quarter of 2011, compared to $4.3 million for the third quarter of 2010.  Other expenses increased $1.8 million, or 14.0%, to $15.0 million for the nine months ended September 30, 2011 compared to $13.1 million for the nine months ended September 30, 2010. Costs associated with the merger with CBCH Financialcorp and its subsidiary Select Bank accounted for increases totaling $433,000 for the third quarter of 2011 and $736,000 for the first nine months of 2011.  Increases of $268,000 resulted from the acquired operations of Select Bank.  The remaining $501,000 for the third quarter and $831,000 for the first nine months of 2011 resulted from normal increases in year over year operations.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA

	September 30,	December 31,
	2011	2010	% Change
	(Dollars in thousands)

Total assets	$1,021,625	$839,857	21.6%
Cash and cash equivalents	175,024	110,865	57.9
Investment securities	49,679	23,721	109.4
Loans receivable, net	743,945	660,340	12.7
Deposits	780,564	603,334	29.4
FHLB advances	110,000	110,000	0.0
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	104,063	100,554	3.5

SELECTED OPERATING DATA

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
	(In thousands, except per share amounts)

Interest and dividend income	$9,999	$9,447	5.8	$28,204	$28,446	(0.9)
Interest expense	3,221	3,506	(8.1)	9,289	10,472	(11.3)
Net interest income	6,778	5,941	14.1	18,915	17,974	5.2

Provision for loan losses	141	125	12.8	344	816	(57.8)

Net interest income after provision for loan losses	6,637	5,816	14.1	18,571	17,158	8.2

Other income	934	836	11.7	2,598	2,530	2.7
Other expense	5,521	4,319	27.8	14,987	13,146	14.0

Income before taxes	2,050	2,333	(12.1)	6,182	6,542	(5.5)
Provision for income taxes	835	892	(6.4)	2,605	2,526	3.1

Net Income	$1,215	$1,441	(15.7)	$3,577	$4,016	(10.9)

Earnings per share basic	$0.18	$0.21		$0.53	$0.59
Earnings per share diluted	$0.18	$0.21		$0.52	$0.59

Average shares outstanding basic	6,753,956	6,826,698		6,741,124	6,824,073
Average shares outstanding diluted	6,836,697	6,835,521		6,828,283	6,824,073

	Three Months Ended September 30, 2011		Three Months Ended September 30, 2010
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$717,630	5.26%	$674,048	5.34%
Investment securities	45,876	4.93%	26,074	6.80%
Total interest-earning assets	763,506	5.24%	700,122	5.40%

Interest-bearing deposits	$652,300	1.04%	$536,706	1.48%
Total borrowings	125,464	4.86%	125,464	4.86%
Total interest-bearing liabilities	777,764	1.66%	662,170	2.12%

Interest rate spread		3.58%		3.28%
Net interest margin		3.55%		3.39%

	Nine Months Ended September 30, 2011		Nine Months Ended September 30, 2010
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$679,317	5.22%	$668,872	5.40%
Investment securities	40,703	5.20%	27,264	6.62%
Total interest-earning assets	720,020	5.22%	696,136	5.45%

Interest-bearing deposits	$600,723	1.06%	$514,068	1.54%
Total borrowings	125,464	4.82%	125,464	4.82%
Total interest-bearing liabilities	726,187	1.71%	639,532	2.18%

Interest rate spread		3.52%		3.27%
Net interest margin		3.50%		3.44%

ASSET QUALITY DATA
	Nine Months Ended September 30, 2011	Year Ended December 31, 2010
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,988	$3,476
Provision for loan losses	344	892

Charge-offs	(213)	(380)
Recoveries	-	-
Net charge-offs	(213)	(380)

Allowance at end of period	$4,119	$3,988
Allowance for loan losses as a percent of total loans	0.55%	0.60%
Allowance for loan losses as a percent of nonperforming loans	82.6%	76.4%

	September 30, 2011	December 31, 2010
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$4,362	$4,282
Real estate mortgage - commercial	240	729
Commercial	118	134
Consumer	264	77
Total	4,984	5,222

Real estate owned	313	98
Other nonperforming assets	-	-

Total nonperforming assets	$5,297	$5,320
Nonperforming loans as a percent of total loans	0.67%	0.79%
Nonperforming assets as a percent of total assets	0.52%	0.63%

SELECTED FINANCIAL RATIOS

	Nine Months Ended September 30,
	2011	2010

Selected Performance Ratios:
Return on average assets (1)	0.53%	0.66%
Return on average equity (1)	4.64%	5.37%
Interest rate spread (1)	3.52%	3.27%
Net interest margin (1)	3.50%	3.44%
Efficiency ratio	69.66%	64.12%
    (1) Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q3 2011	Q2 2011	Q1 2011	Q4 2010	Q3 2010
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,778	$6,162	$5,975	$5,913	$5,941
Provision for loan losses	141	128	75	76	125
Net interest income after provision for loan losses	6,637	6,034	5,900	5,837	5,816
Other income	934	862	802	874	836
Other expense	5,521	4,810	4,656	4,377	4,319
Income before taxes	2,050	2,086	2,046	2,334	2,333
Provision for income taxes	835	928	841	906	892
Net income	$1,215	$1,158	$1,205	$1,428	$1,441

Share Data:
Earnings per share basic	$0.18	$0.17	$0.18	$0.21	$0.21
Earnings per share diluted	$0.18	$0.17	$0.18	$0.21	$0.21
Average shares outstanding basic	6,753,956	6,738,827	6,730,331	6,721,891	6,826,698
Average shares outstanding diluted	6,836,697	6,809,077	6,801,558	6,769,445	6,835,521
Total shares outstanding	7,291,643	7,296,780	7,296,780	7,296,780	7,296,904

Balance Sheet Data:
Total assets	$1,021,625	$860,269	$861,365	$839,857	$838,165
Investment securities	49,679	47,474	42,131	23,721	25,363
Loans receivable, net	743,945	662,841	660,385	660,340	669,868
Deposits	780,564	621,189	623,685	603,334	603,547
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	15,464	15,464	15,464	15,464	15,464
Stockholders’ equity	104,063	102,822	101,750	100,554	99,314

Asset Quality:
Non-performing assets	$5,297	$6,033	$5,910	$5,320	$4,052
Non-performing loans to total loans	0.67%	0.90%	0.88%	0.79%	0.59%
Non-performing assets to total assets	0.52%	0.70%	0.69%	0.63%	0.48%
Allowance for loan losses	$4,119	$4,068	$4,063	$3,988	$3,982
Allowance for loan losses to total loans	0.55%	0.61%	0.62%	0.60%	0.59%
Allowance for loan losses to non-performing loans	82.6%	68.5%	69.9%	76.4%	100.7%